EXHIBIT 99.2

Final Transcript

  Conference Call Transcript

  ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

  Event Date/Time: Jan. 27. 2005 / 9:00AM ET
  Event Duration: 1 hr 13 min

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

CORPORATE PARTICIPANTS

Scott Malchow
Andrew Corp. — IR

Ralph Faison
Andrew Corp. — CEO

Marty Kittrell
Andrew Corp. — CFO

Mark Olson
Andrew Corp. — CAO

CONFERENCE CALL PARTICIPANTS

Jeff Kvaal
Lehman Brothers — Analyst

Jeff Walkenhorst
Banc of America Securities — Analyst

Rich Valera
Needham & Co. — Analyst

Brian Modoff
Deutsche Bank — Analyst

Avi Silver
Bear Stearns — Analyst

John Bucher
Harris Nesbitt — Analyst

Joon Kim
RBC — Analyst

David Feinberg
Morgan Stanley — Analyst

Michael Ounjian
Credit Suisse First Boston — Analyst

Ken Muth
Robert W. Baird — Analyst

Larry Harris
Oppenheimer — Analyst

James Faucette
Pacific Crest — Analyst

Bill Choi
Kaufman Brothers — Analyst

PRESENTATION

     Operator

     Good morning ladies and gentlemen and welcome to the Andrew Corporation first quarter FY 2005 earnings release conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. (Operator Instructions). Please note that this conference is being recorded. I would now like to turn the call over to Mr. Scott Malchow, Manager of Investor Relations. Mr. Malchow, you may begin.

     Scott Malchow — Andrew Corp. — IR

     Thank you operator and good morning everyone. This morning, we will discuss Andrew Corporation’s first quarter fiscal 2005 results. Joining me today is Ralph Faison, President and Chief Executive Officer; Marty Kittrell, Chief Financial Officer and Mark Olson, Chief Accounting Officer

Before we begin the call, I’d like to remind everyone of our Safe Harbor statement regarding forward-looking comments. Some of the statements made on this conference call are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the Company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings; the effect of competitive products and pricing; economic and political conditions that may impact customer’s ability to fund purchases of our products and services; the Company’s ability to achieve the cost savings anticipated from cost reduction programs; fluctuations in foreign currency exchange rates; the timing of cash payments and receipts and end use demand for wireless communications and services; loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in the Company documents filed with the SEC, financial statements for the first quarter included with our earnings release that was made available this morning and the 8-K that will be subsequently filed with the SEC. If you have not yet received a copy of today’s press release, please call the Investor Relations Department or visit our website. With that said, I would now like to turn the call over to Ralph.

     Ralph Faison — Andrew Corp. — CEO

     Thanks, Scott, and welcome everyone to the first quarter call for 2005. We had a good first quarter. I would like to also point out that this is the first quarter for a — full quarter for a year-over-year comparison following the acquisition of Allen Telecom.

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

First-quarter sales were $474 million and this succeeded our previous — top end of our previous guidance. With that range, it was 440 to 470 million. That’s up 15 percent from the 411 million in the prior year quarter. This is due mainly to increased sales for Wireless Infrastructure and Satellite Communications.

Turning to first quarter operating income, that was 23 million or 4.8 percent of sales, which is 102 percent improvement year-over-year. That compares to 11 million, or 2.8 percent of sales in the prior year’s quarter. These results do include a $9.6 million of significant items for the first fiscal quarter of 2005 and included 15 million in the prior year’s quarter for 2004. Excluding these items, operating income as a percent of sales was 6.9 percent in this quarter versus 6.3 percent in the prior year’s quarter.

First quarter net income on a GAAP basis was 14.6 million, or 9 cents per share. This succeeded our previous guidance of 3 to 6 cents per share. It compares to net income of 3.8 million or 2 cents per share in the year-ago quarter. These results include 3 cents per share of intangible amortization expense and 6 cents per share of these significant items were in the prior year quarter. Excluding these items, earnings per share was 12 cents versus 8 cents in the prior-year quarter. As usual, we have included a table in the press release that gives a breakdown of these significant items. Additionally, 2.6 million or 1 cent per share of benefits was seen from a favorable resolution of tax matters.

Orders for the first quarter were $453 million. This is an increase of 11 percent versus the prior year quarter and reflects a book-to-bill of 0.96. This compares to a book-to-bill in the previous quarter of 0.94 and we see these improving trends as a result for Wireless Infrastructure, which was offset by lower orders for Satellite Communications and Network Solutions.

If I turn to customer mix, our top 25 customers represented 68 percent of sales versus 70 percent of sales in the prior-year quarter. Our major OEMs represented 41 percent of sales versus 37 percent in the prior quarter and 41 percent in the year-ago quarter. Our largest customer in the first quarter was Lucent Technologies at 10.5 percent of sales.

So if I turn to results by market segment and major region for the first quarter, first I would like to point out that effective this quarter, we will report sales by two market segments. That’s broken down into Wireless Infrastructure as one market segment, which will consist of Antenna and Cable Products, Base Station Subsystems Group, the Network Solutions Group and the Wireless Innovations Group. From this point forward, Satellite Communications will comprise its own market segment, and we will report on that separately.

Wireless Infrastructure sales increased 11 percent versus the prior year quarter. This was driven by increased sales in all major region supporting network upgrades and expansions. For Satellite Communications, sales increased 69 percent versus the prior year quarter and that is driven by a significant volume ramp for certain products supporting consumer broadband satellite.

So now if I go to regions, let’s start first with the Americas. Americas’ revenues were $254 billion this quarter. That’s up 11 percent versus the prior-year quarter. This is due mainly to the increased sales for wireless infrastructure in Latin America and higher sales for product support and consumer satellite in North America. Wireless Infrastructure in North America was less than the prior year quarter and that is driven by operator consolidation and asset rationalization. However, I’d like to point out that sales in North America for Wireless Infrastructure increased slightly from the September quarter and we’re optimistic for continued improvement in the March quarter as some of the key operators consolidate and other key operators make their decisions for technology upgrades and build-out of the network.

We think we are well positioned with the key consolidated operator Cingular and their UMTS buildout, both in a direct basis as well as we are well positioned with the three primary OEMs that have been awarded business by Cingular. And of course, these are all in our top five customer mix.

Also in the quarter, we closed the acquisition of ATC Tower Services for approximately $10 million. That brings with it approximately 60 million in annual sales. It creates a national construction services presence and additional channel distribution opportunity for North America. That capability allows us to provide full hardware and services support to our OEM and operator customers, positions us well to benefit from next generation network deployment to North America and we think we are benefiting from the increased exposure and visibility to deployment schedules as well as creating opportunities for product pull-through earlier in the decision process.

If I turn to Europe, Middle East and Africa, sales there in this quarter were 158 million. That’s up 27 percent versus the prior-year quarter. This is driven mainly by the increased wireless infrastructure demand in Western Europe and emerging markets, such as Russia. I’d like to point out too that the region also benefited from about 70 percent — by about 7 percent due to weaker dollar versus the euro. Improving quality of handsets and 3G data — driving 3G and data has also shown us some penetration rates that are exceeding 100 percent, so we think this is driving a great deal of the data and voice requirements for additional infrastructure build.

We see growth from deployments of GSM, Edge, UMTS by European operators supporting network upgrade and expansion are well positioned with the key OEMs and operators in Europe.

Subsequent to the close of the first quarter in this region, in the Europe, Middle East and Africa region, we closed the acquisition of UK based Xenicom for 11.5 million in cash. We like this acquisition. Margins are above our corporate average. It adds

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

additional software capabilities to our Network Solutions Group and helps wireless operators manage and optimize multiple networks. We will continue to search for additional opportunities to grow land enhance the capabilities of our Network Solutions Group, both domestically and internationally.

Let’s turn to Asia-Pacific. Sales in the quarter were 62 million. That’s up 7 percent versus the prior-year quarter. Higher sales of antenna and cable product and products from our Wireless Innovations Group supporting network coverage and expansion in India and China were the primary drivers. Increasing signs that the Chinese Ministry will issue 3G license in some areas within China are showing up in mid-2005 on our best estimate. We are well positioned with traditional OEMs, local Chinese OEMs and increasing our presence with key OEMs, such as Huawei, and direct to operators. We today have approximately 3000 employees in China, three manufacturing facilities, three R&D centers, and that is including our latest R&D center in the technology development zone of Shanghai, which we opened in the December quarter.

So in summary, I would say the first quarter was a good quarter, not great as we have some further progress to demonstrate, but the underlying trends continue to be favorable. Subscribers, minutes of use, penetration rates continue to increase and drive basic voice service. Perhaps more exciting is the data intensive application driving greater network traffic, demand for more bandwidth for longer-term growth and upgrades to technology by operators around the globe to EVBO, WCDMA or UMTS.

We see continued emerging growth in markets such as Latin America, India, Russia and Africa. We continue to expand our addressable market and ability to serve our OEM and operator customers through acquisitions such as ATC Services and Xenicom and network optimization is I mentioned earlier. We think we continue to be positioned to grow fast in the overall market and continued to prove that in our 15 percent year-over-year growth in this particular quarter driven by growth in all major regions. Product breadth, customer base, global manufacturing, greater economies of scale — they continue to be our significant competitive advantage.

Gross margins in the quarter increased 110 basis points from their prior quarter and we anticipate further improvement in the March quarter. However, we still have work to do to achieve our goals and we think we have identified the appropriate activities to continue to achieve gross margin improvement. That’s things such as moving our supply chain for filters into China, continuing to improve inefficiencies at Reynoso and Brno manufacturing facilities and relocating manufacturing and improving operating efficiencies at our Smithfield facility.

With a 15 percent increase in sales, R&D and SG&A decreased to 16.4 percent of sales; that compares to 19 percent in the year-ago quarter, roughly flat in absolute dollars with an increasing revenue situation. So we are quite pleased with the efficiencies we’re gaining both with our acquisition activity as well as continuing to deploy the Andrew’s shared services model across the globe for highly efficient operations.

Operating income was 6.9 percent of sales versus 6.3 percent in the year-ago quarter, demonstrating continued progress towards our long-term sustainable model of 10 percent on operating income. So with that, I’d like to turn the call over to Marty for kind of more detail on the financials here and first quarter and guidance for second quarter. Marty.

     Marty Kittrell — Andrew Corp. — CFO

     Thanks, Ralph. As Ralph indicated, currency did have a favorable impact for us in the first quarter. It gave us a favorable benefit of about 3 percent across the board on the top line compared to the prior year quarter. And in the Europe, Mideast, Africa region, roughly 25 percent of our revenue growth quarter-over-quarter was due to currency. There was a more minimal impact on the bottom line. As most of you know, we have a lot of local manufacturing, and obviously, SG&A costs in those geographies would translate back at higher dollars as well. So a smaller impact on the bottom line, but currency did benefit the top during the quarter.

Gross margins at 23.3 percent compared with 25.3 percent in the prior year quarter, but we’re up 110 basis points from the fourth quarter as Ralph indicated. That improvement really resulted from the completion of the relocation of certain product lines to our Reynoso, Mexico and Brno, Czech Republic facilities. It also resulted from lower startup costs on certain filter product lines within our Base Station Subsystems Group, and in general, we had a somewhat favorable mix during the December quarter. We are still experiencing commodity cost pressure with the most important of those being copper. I think we have adequately sensitized all of you that we use approximately 50 million pounds of copper a year. During the December quarter, we did buy forward a little bit more so that we have now contracted or have used about 65 percent of our 2005 requirements.

Just to give you an indication of the leverage there, if copper stayed at current market prices and we were unable to pass through additional price increases to offset it or lower our consumption of copper, it would put pressure on us in the year of 1 to 2 cents, but that would frankly be in line with where we think most of the analysts’ consensus estimates for the year are. So we don’t think it would put too much pressure on consensus estimates for the year. This really assumes that we don’t have an ability to raise prices or improve our manufacturing or use a different material. But as you know, we are leveraged to copper, and obviously, we would like to see it stabilize and come back down in price.

In terms of operating expenses, research and development was 26.9 million or 5.7 percent of sales. That was up modestly in terms

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

of dollars, but down as a percentage of sales compared to the prior year. And I would say that we benefited from both higher sales leverage, but also a focus on our rationalizing the projects we’re going to allocate R&D resources to. And also, we’re starting to get a favorable mix shift by having more of our R&D resources in places like China.

Sales and administrative costs were 51 million, or 10.8 percent of sales. That decreased on absolute basis year-over-year — we’re quite proud of that — and it also decreased as a percentage of sales. We think our cost savings programs and merger integration programs are starting to bear some fruit. Obviously, we still have a ways to go and we’ll talk about ‘05 in just a minute, but we are having to complete SAP implementations in some cases and we’re also still experiencing some Sarb-Ox compliance costs. As all of you know, we don’t have to be Sarb-Ox compliant until September of this year. We got a year delay over a lot of the calendar year end companies, and so we’re kind of up to our eyeballs right now in doing some work with Sarb-Ox.

Intangible amortization, $7.7 million compared to $9.4 million in the prior year quarter. In the press release, we indicated that amortization, although most sell side analysts add this back to get to a cash EPS number, on an absolute basis, it will decline about $16 million in ‘05 compared to ‘04 so that our reported GAAP results will improve as a result of that reduction in amortization of.

Interest income included kind of a onetime item, $800,000 of interest income associated with a favorable resolution of certain tax matters relating to the ‘97 through 2002 tax years. We have now closed all of our audits for those periods and as a result, we were able to book a $2.6 million benefit related to the reversal of previously accrued taxes resulting from the resolution of some tax issues between ‘97 and 2002 with the IRS. So you see a onetime tax benefit coming through for that. Our results reflect an underlying effective tax rate of 37.5 percent, and then partially offset by 2.6 million.

In terms of diluted shares, they increased to 180 million from 158 million in the prior year quarter. This is driven primarily by the if-converted calculation, the accounting effects of our 3.25 percent convertible debt and it represents about 17.5 million shares and it also reflects conversion of the remaining Allen preferred stock representing about 1.4 million shares. Under the if-converted method, you have to add back to the P&L roughly $2.2 million of pre-tax interest, and then divide by the higher share count as we’ve talked about a couple of times. And also, the share count also includes the shares issued in the MTS acquisition in March of 2004, which was about 1.7 million.

Moving to the balance sheet, cash was $179 million at December 31 compared to about 189 million at September 30, down slightly due to working capital requirements for the slightly higher than anticipated sales volume, as well as we had to make our annual incentive payments for fiscal 2004 and those were rather significant for 2004 as that was a good year. Accounts receivable were 446 million, that compared to 417 million at September 30. Days sales outstanding were up about 8 days to 82 days. This was solely due to an increase caused by a higher mix of international sales, predominantly the higher European sales, vis-a-vis the higher sales in the Americas. It’s still within our historical target range of 80 to 85 days, although a higher mix of international sales typically puts pressure on that target range.

Inventory was $357 million at December 31, essentially flat with September 30 once you factor in currency. Because of the European inventories translating back at higher dollars, we actually would have shown a modest decrease in inventory if it had not been for currency. The inventory turns were 4.1 compared to 4.3 in the September quarter. Inventories grew during the quarter in anticipation of support of some significant network upgrade and expansion projects, predominantly by large North American operators but we still have work to do in this area. We still have a target of 5 turns for ‘05. That’s really an internal motto that Ralph has stressed around the Company and we’re very focused on delivering on five turns. Obviously, we have a lot of work to do over the next nine months to accomplish that, but we think we are putting the right action plans in place to come very close to that.

Debt at the end of December was 303 million, essentially flat with September 30. Debt to cap though was down a couple of ticks to 16.1 percent. Cash flow used in operations was 18.8 million. That compares to cash used in operations of around 16 million in the prior year quarter. Once again, primarily the cash was used for slightly higher receivables and then the payment of our annual incentive plan payments for fiscal 2004 which were higher than the equivalents payments at the end of 2003. We are committed to our goal of at least doubling the amount of operating cash flow compared to FY ‘04. If you recall the actual results for FY ‘04 was that we generated about $46 million or net cash from operations. Our equivalent target for this year is $100 million and we believe we have the right pieces of the puzzle in place to accomplish that over the next 9 months.

To move to our second quarter guidance, we anticipate that sales will range from $450 to $480 million. This compares with $447 million for the prior year quarter in what is historically our seasonally weakest quarter. We’ve talked about seasonality quite a bit, and although our seasonality has evolved over time, typically, the June and September quarters are our highest quarters, December is typically a little bit lower than September and typically, March is a little bit lower than December. Now 2 of the last 5 years, that seasonality has not panned out and with our acquisition of Celiant (ph) and Allen Telecom in the 2002, 2003 timeframe, our seasonality has been evolving. So obviously, if you look at the high and low end of this range, at the high end of this range, we would be a little bit above our December results, at the low end of the range, we would be below our December results, but either of those would be roughly in line with normal

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

seasonality patterns. I believe consensus revenues for Q2 are around 471 million for our range brackets and consensus.

We see improving trends in North America and global growth in Wireless Infrastructure in Q2. We also have indicated in the press release that we anticipate that Satcom sales will be lower in the range of 15 to 20 million due mainly to our reduced level of involvement in a couple of consumer broadband satellite programs and a newfound focus on improving the operating results of the Satcom segment as opposed to just generating more revenue dollars.

In terms of gross margin, we expect a sequential increase from the first quarter. This will be driven by continued operational improvements and we believe a more favorable product mix. Once again, this will be slightly offset by higher raw material costs. Total operating expenses, R&D sales and admin, we expect to be modestly up on an absolute basis, driven by increased expenses relating to our two acquisitions of ATC and Xenicom. This will be the first full quarter where we have their results for a full quarter, so that will increase operating expenses just slightly. And then also, as I indicated, we are in kind of the penultimate couple of quarters here before we have to be compliant with Section 404 of Sarb-Ox. So we are incurring some expenses there and expect G&A to be up slightly because of that.

Our tax rate — we anticipate tax rate for the next two or three quarters to be in the 37.5 percent range. I need to give you two comments on that. The first one is, if you include the onetime benefit we received during this December quarter resulting from the resolution of tax issues between 97 and 2002, for the full year, that would make our tax rate 35 percent. But if you’re looking at just a quarterly tax rate for each of the next two or three quarters, for your purposes of modeling, I would say that you probably ought to use 37.5 percent.

And also, that tax rate guidance does not include any potential impact for cash repatriation under the American Jobs Creation Act. Like many companies, we are in the process of analyzing what the opportunity could be that are provided by that act, and over the next quarter or two, we will the refining our estimates of what if any cash we may want to repatriate. And as you know, typically, there’s a 5-1/4 percent tax hit on that cash unless you can take advantage of some other planning opportunities to avoid that.

In terms of earnings per share, it would be based on 181 million shares outstanding and we expect GAAP EPS for Q2 to be in the range of 7 to 10 cents. This is including intangible amortization or restructuring costs of 2 cents a share. As you can see, amortization restructure are starting to decline going forward as we have been indicating because it has been as high as 3 or 4 cents in the past quarters. We expect that will be 2 cents in the March quarter. If you exclude that, cash earnings per share, non-GAAP earnings per share would be between 9 and 12 cents. I believe consensus right now is about 11 cents. Reuters put an article out this morning that I believe misspoke and indicated that our guidance, they were comparing a non-GAAP with a GAAP member or vice versa. But if you read the press release, I think you will understand that the non-GAAP earnings per share guidance we’re giving here is 9 to 12 cents.

With that, I would like to turn the call back over to Ralph for some detailed questions. Ralph?

     Ralph Faison — Andrew Corp. — CEO

     Thank you, Marty. Operator, why don’t we open up for questions now.

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QUESTION AND ANSWER

     Operator

     (Operator Instructions). Jeff Kvaal, Lehman Brothers.

     Jeff Kvaal — Lehman Brothers — Analyst

     Thank you both very much. A question on the recovery in the North American spending, if I may. Is this relating to the two carriers you had suggested were somewhat weaker prior previously in the year; that is T-Mobile and Cingular? And if so, do you expect the Cingular GSM spend to last through the year, or will there be a transition to WCDMA at some point for you folks?

     Ralph Faison — Andrew Corp. — CEO

     Jeff, as we guided in the September quarter results call, we estimated that the earliest we would see some kind of spending return would be in the latter part of the December quarter, which we saw a little spending return at that time, but that we expected a spending in earnest to return during the March quarter, and that’s what we expect there. The primary spend amongst the operators in North America, whether they are consolidating or moving to new technology, is around the 3G level. So Geo (ph) for the CDMA providers and UMTS for the others. So the level of quote activity is quite high and I am quite pleased, the level of new technology is quite high. So for instance, as you know, we have a very nice position in the remote electrical downtilt antenna arena, both from a patent perspective and a commercial product perspective and we are seeing very nice adoption of that technology across new 3G networks throughout North America and Western Europe. So we’re quite pleased with that.

We’re also seeing a lot of active componentry from Andrew into key operators that are building out more complex 3G networks. So we’re quite pleased with our 3G focused technology and product line with these builds that are coming forth.

     Jeff Kvaal — Lehman Brothers — Analyst

     Thanks, Ralph. Do you have a sense of when the U.S. WCDMA spending will help your revenues?

     Ralph Faison — Andrew Corp. — CEO

     Yes, I think the March quarter, we will see that.

     Jeff Kvaal — Lehman Brothers — Analyst

     Great, thank you.

     Operator

     (indiscernible), Banc of America Securities.

     Jeff Walkenhorst — Banc of America Securities — Analyst

     It’s Jeff Walkenhorst for Tim Long. Thanks for taking my call. I wanted to dig a little bit deeper into timing and revenue recognition from 3G spending that you see in North America. Lucent on their recent conference call said that they wouldn’t see any material UMCS (ph) revenue until the next fiscal year. Could you give us some more color on how you see revenue in the March quarter and how that should trend?

     Ralph Faison — Andrew Corp. — CEO

     We’re seeing, as I mentioned on the previous question, we’re seeing builds and expect builds to occur during the March quarter and debilitating those builds both from a passive and also from an active pull-through side from some of our key OEMs.

     Jeff Walkenhorst — Banc of America Securities — Analyst

     Great. Could you talk a little bit about maybe the margin profile on the active side of your products?

     Ralph Faison — Andrew Corp. — CEO

     We don’t give specific margin activity by product groups within the wireless infrastructure segment, but what I can tell you is that in each of our key areas, we are seeing margin improvement with greater efficiency gains and also new product rollouts.

     Jeff Walkenhorst — Banc of America Securities — Analyst

     Okay, great. And when you look abroad internationally, can you talk about some of the trends there, and as far as pricing pressure and competition from others that you may encounter in EMEA or Latin America?

     Ralph Faison — Andrew Corp. — CEO

     Sure. EMEA I would categorize as a relatively stable market, similar to North America. India as has been quite notable and a lot of companies report, India is a hotly competitive market. We position ourselves well with in-country manufacturing, as much in-country content as we can drive, and we will continue to drive more there; well-positioned there. Similar to — take a page out of

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

the Andrew history of similar to what we do in China with more than 3000 people on the ground, manufacturing, R&D distribution, sales, all within country, we think we stack up very well with local competition and the local market needs. So we truly see that as a nice push.

So 3G in China is certainly what everyone waits for. We won’t see any of that of course in the March quarter. We expect in the mid of 2005 calendar, we should see the movement on awards of license by (technical difficulty) Ministry in China. And I would imagine that we will see some acceleration of activity past that time for our China market.

Also, I want to point out in Europe, we’re also seeing some nice traction as we expected as they roll out 3G networks with greater need for data capability that our Wireless Innovations Group is becoming more and more active in those activities and we’re able to do a distributed network and are more data-intensive are in-building difficult to reach area intensive networks.

     Jeff Walkenhorst — Banc of America Securities — Analyst

     Okay, that sounds good. One final question. Can you talk of about the growth rates possibly? (indiscernible) you’ve grouped the different segments into only two categories, so it’s kind of hard to get a sense as far as the growth. Can you give any more color on what the growth rates might be, especially Wireless Innovations? You mentioned there’s some contraction in Europe?

     Ralph Faison — Andrew Corp. — CEO

     I will probably disappoint you (technical difficulty) commitment of growing faster than the overall market. And of course, even though we’ve broken out the segments, as you can tell from the revenue breakdown, Wireless Infrastructure is still 90-plus percent of our sales. So that’s the key area there. And with anybody around talking about kind of mid-single digit growth, we will grow faster than that in Wireless Infrastructure and the overall market.

Satcom is a little different story, and we will continue to feel our way into that new market area. As Marty mentioned, we will see some reduction in revenue quarter-to-quarter in the March quarter as we continue to rationalize products there, as we continue to develop for new introduction of higher technology product releases and will continue to feel our way there. So I won’t give separate guidance per segment. I’ll just say that overall and for the Company, we will grow faster than market.

     Marty Kittrell — Andrew Corp. — CFO

     But it is important I think to understand that the satcom segment will probably exhibit more volatility just because of the projector program nature of those types of opportunities, whereas the infrastructure business, we said all along we want to outperform the industry. The most recent industry forecast I’ve seen, I think Morgan Stanley put out an industry forecast a week or so ago speculating that growth in wireless CapEx for ‘05 would be in the 5 to 6 percent range in dollars. And so if you take that as a midpoint of expectations, we would expect to do better than that over the course of ‘05.

     Jeff Walkenhorst — Banc of America Securities — Analyst

     Great, thanks a lot guys. Good luck.

     Operator

     Rich Valera, Needham & Co.

     Rich Valera — Needham & Co. — Analyst

     Hi, thank you. Just in terms of the sequential gross margin improvement, I was wondering, Marty, if you could give us a little more sense of the magnitude there. Should we look for something maybe similar to what you saw this past quarter there?

     Marty Kittrell — Andrew Corp. — CFO

     We’re not going to give a point estimate, but obviously, if you believe that we have a chance to get to our operating model for the year, we have to show — continue to demonstrate meaningful sequential improvement in gross margin as well as meaningful good control of OpEx. So I think you just have to kind of figure out where you think we could be for the year and then kind of show ratable improvement over the balance of the year. But we would be disappointed if it’s not meaningful again in the March quarter.

     Rich Valera — Needham & Co. — Analyst

     Fair enough. And then just little more color hopefully on the 15 to 20 million reduction in satellite revenue. Was that a conscious decision on your part to walk away from low margin business to improve your mix, or could you give a little more color on what is going on there?

     Ralph Faison — Andrew Corp. — CEO

     Yes, we can, Rich. Let me give just a little bit of color there. It was in fact a conscious decision. If you think about a product lifecycle for a new generation of antenna, what we said and the reason rationale we entered this market is we think we will lead on the R&D front with more complex design. As we enter what those complex designs likely as we have demonstrated thus far being

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

perhaps the only player available to have the new complex designs there, we’ll enter early in the lifecycle. As other more traditional smaller players come in and get up to speed on those designs and start the heavy price competition, we’ll focus on the next version and engineering area.

Now what I will say is we expect to smooth that when we get our operating efficiency to the level we expect; that is, getting out of North America manufacturing and into China and Mexico so that we can remain in that product lifecycle longer. But in the interim period as we have said, we are not in this business for charitable purposes. We will improve margins, make money on products that we can do so and are perfectly capable and willing in all of our businesses to walk away from business that is sub-margin performance for our targets.

     Marty Kittrell — Andrew Corp. — CFO

     Yes, but try to get better leverage out of our unique design capabilities, which we have had a lot of customers tell us, they want to design their products. So we have to get better leverage out of those. But as Ralph said, not just be chasing volume.

     Rich Valera — Needham & Co. — Analyst

     Great. And can you just give us any sense, Marty, of the revenue contribution from your two recent acquisitions in the March quarter? Not that significant, I assume?

     Marty Kittrell — Andrew Corp. — CFO

     Well, we had disclosed that ATC was roughly $60 million a year run rate type business. I would say that the December and March quarters seasonally are a little bit below the June and September quarters because, as you might imagine, construction services does tend to impacted a little bit by seasons. So somewhere in the $4 to $5 million a month range for American Tower. And then Xenicom is about a $10, $12 million a year business.

     Rich Valera — Needham & Co. — Analyst

     That’s helpful. Thank you, guys.

     Operator

     Brian Modoff, Deutsche Bank.

     Brian Modoff — Deutsche Bank — Analyst

     What percent of, or for how many months did you have ATC in your Q4?

     Marty Kittrell — Andrew Corp. — CFO

     Just one month. It contributed about $4 million.

     Brian Modoff — Deutsche Bank — Analyst

     So in looking at your guidance, we have 2 million coming from Xenicom in the quarter and we probably have about incrementally about another 10 million or so coming from ATC?

     Marty Kittrell — Andrew Corp. — CFO

     In the March quarter?

     Brian Modoff — Deutsche Bank — Analyst

     In the March quarter, so it’s the incremental revenues on top of your organic growth?

     Marty Kittrell — Andrew Corp. — CFO

     Yes, that would not be unreasonable.

     Brian Modoff — Deutsche Bank — Analyst

     What are your cash flow as a percent of revenue targets? Your cash flow has been a bit disappointing. What kind of targets do you have for cash flow from operations?

     Marty Kittrell — Andrew Corp. — CFO

     He talked about this on the call a little bit. We have been fairly upfront with our target, which is to generate $100 million of cash from operations for ‘05. Last year, the equivalent number was 46 million. So we have a target of more than doubling cash from operations. Now that can be lumpy, depending on what quarter you’re in, and the December quarter, we actually used cash from operations. But we would expect the next three quarters to be fairly solidly positive.

     Brian Modoff — Deutsche Bank — Analyst

     So what specific things are you targeting to generate this 100 million in cash for the year?

     Marty Kittrell — Andrew Corp. — CFO

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

     Well, first and foremost, profitability. So that obviously will carry a lot of weight. The second thing is to hopefully bring the DSOs back down a little bit. They spiked a little bit in the December quarter because of the mix of the European sales. As we have a higher mix of domestic sales in the next three quarters, hopefully that will tend to bring DSOs back down a little bit. And then the third thing is to make some significant improvements in our inventory investments over the next 9 months. And as I indicated, Ralph and the management team are very focused on that.

     Brian Modoff — Deutsche Bank — Analyst

     Is that like carrying less raw materials?

     Marty Kittrell — Andrew Corp. — CFO

     All of the above. Raw materials, WIP (ph) and finished goods. Obviously, when you have big potential builds like a couple of North American operators are doing where there is a lot of quote activity for very high volume, we’re going to try to capture those, even if it means tying up some money in working capital. But having said that, by the end of September hopefully, that will have worked its way through the system and we will have been able to generate positive cash.

     Brian Modoff — Deutsche Bank — Analyst

     In terms of your cable, your Satcom business, what kind of margins is that running now anyway? Is this meaningfully below the corporate average?

     Ralph Faison — Andrew Corp. — CEO

     We don’t give specific margin guidance, but we have said in the past that it is below the corporate average.

     Brian Modoff — Deutsche Bank — Analyst

     Is it meaningfully? You’re making some changes here obviously. It sounds like some of the lower end stuff has been more competitive than perhaps you originally anticipated. So are you — are these measures you’re taking going to try to drive it more towards the corporate average, or can you give us some sense?

     Ralph Faison — Andrew Corp. — CEO

     We certainly always drive all our businesses more towards the corporate average, but what we really focus on in that business is to continue to look at the operating income associated with that business, and it has a different profile than wireless infrastructure. So while the gross margins are not as attractive as the corporate average, the operating margin profile is what we believe is achievable and a good reason to be in that business.

     Brian Modoff — Deutsche Bank — Analyst

     And when you think you can see some step-up in this business? Is this year going to be a transition year? How would you characterize it?

     Ralph Faison — Andrew Corp. — CEO

     We’ll see continued progress throughout the year.

     Marty Kittrell — Andrew Corp. — CFO

     Continued progress, in terms of operational improvements and profitability. Now once again, revenues could be volatile and those tend to be based more on what programs or projects are you involved in, as opposed to anything else. So that business inherently is a little more volatile than wireless infrastructure.

     Brian Modoff — Deutsche Bank — Analyst

     Would we expect then to see also the operating margin to be volatile in that business?

     Marty Kittrell — Andrew Corp. — CFO

     Yes, it can be, but I think you’ll see a year-over-year improvement in terms of operating performance.

     Brian Modoff — Deutsche Bank — Analyst

     In aggregate?

     Marty Kittrell — Andrew Corp. — CFO

     Yes.

     Brian Modoff — Deutsche Bank — Analyst

     Next on tax rate, 37.5 percent — should we use that across the year and going forward?

     Marty Kittrell — Andrew Corp. — CFO

     Yes. If you’re going to be looking at it on a quarterly basis for the next couple of three quarters, 37.5 percent is a good tax rate. If you look at the full year including the benefit we had in Q1, the full-

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

year rate will be 35. But if you look at it just on a quarterly basis, you should use 37.5 percent.

     Brian Modoff — Deutsche Bank — Analyst

     And then looking in the next year similarly?

     Ralph Faison — Andrew Corp. — CEO

     We don’t really have any visibility into next year at this point. A lot depends on the relative contribution of certain foreign geographies for our overall taxable income relative to the domestic income. But we’ll give better guidance on that the closer we get to next year.

     Brian Modoff — Deutsche Bank — Analyst

     If you look at the — if you assume the 37.5 percent tax on Q1s versus your 24 percent that you have, that would imply a 2-cent impact from the lower tax rate on your earnings, and you said 1. What’s the difference?

     Marty Kittrell — Andrew Corp. — CFO

     I think it was right at 1.5 cents, but it actually rounded down to 1.

     Mark Olson — Andrew Corp. — CAO

     One point, using 181 million shares.

     Marty Kittrell — Andrew Corp. — CFO

     Yes, I think it’s like 1.4 cents per share.

     Brian Modoff — Deutsche Bank — Analyst

     Looking at the share count and amortization also, you said that amortization expects to decline. Are you seeing that on a sequential basis, or do you have like an average amortization number we can use for the year? And then on the share count, do you expect it to grow again from the 180 million, or is that going to kind of stabilize there?

     Marty Kittrell — Andrew Corp. — CFO

     As we indicated in the call, the 180 million or so is a pretty decent number, unless we make an acquisition where we would use stock. And then in terms of the amortization, amortization for the year will be up 22 million if you take out the amortization in Q1.

     Brian Modoff — Deutsche Bank — Analyst

     It will decline?

     Marty Kittrell — Andrew Corp. — CFO

     And divide by 3, you’ll get a pretty good number to use for the balance of the year.

     Brian Modoff — Deutsche Bank — Analyst

     But it should decline as we move through the year then?

     Marty Kittrell — Andrew Corp. — CFO

     Yes, absolutely.

     Brian Modoff — Deutsche Bank — Analyst

     Finally, can you remind us what you are your margin targets for the year?

     Marty Kittrell — Andrew Corp. — CFO

     The operating model would say that our gross margins will be 26 percent and our operating expenses will be about 16 percent to get to an operating income — this is at the non-GAAP operating income adding back amortization of 10 percent. That is the operating model that we’ve been talking about now for quite — for the last two or three quarters.

     Brian Modoff — Deutsche Bank — Analyst

     Thank you.

     Operator

     (indiscernible), Bear Stearns.

     Avi Silver — Bear Stearns — Analyst

     Hi, it’s actually Avi Silver. My questions have been answered. Thanks.

     Operator

     John Bucher, Harris Nesbitt.

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

     John Bucher — Harris Nesbitt — Analyst

     Question for you on the remaining improvements that might be possible in operational efficiency. I know you just recently reviewed the basic metrics of your target operating model and I’m wondering if you think you are able to add any additional revenue without increasing absolute OpEx. Or stated another way, how much of the way towards your 10 percent operating margin from where you are now might you be able to get without substantial improvement in gross profit margin? Thank you.

     Ralph Faison — Andrew Corp. — CEO

     We have said often that we think the Andrew model and the shared service model we’re building is quite scalable. If you think about the elements of operating expense that we have, particularly on the sales G&A front, we think it is quite scalable. It’s significantly more revenue. Revenue obviously is determined by market. We will continue to drive efficiencies throughout the year. We have not yet fully deployed our shared services SAP model across all acquired entities, and that is taking place throughout the rest of this calendar year and we’ll see continued expense efficiencies throughout the year and we don’t see — we see a very nicely scalable model, scalable defined as holding expense fixed and/or with SAP implementation actually reducing net expense. And obviously, there may be some variable expense associated with revenue and on the whole, we would see a reduction in that and a continued drive against the targets we set in terms of operating expense.

     John Bucher — Harris Nesbitt — Analyst

     Do you think it might be possible to increase revenue another 10 percent without having to add substantially to OpEx?

     Ralph Faison — Andrew Corp. — CEO

     I’m afraid we’re not that precise in our modeling to know a direct correlation. Obviously, it depends on where that revenue increases, what products, what region, and we will have to play that as it goes. But suffice it to say, we think it’s quite nicely scaled.

     John Bucher — Harris Nesbitt — Analyst

     Thank you very much.

     Operator

     Mark Sue, RBC.

     Joon Kim — RBC — Analyst

     This is Joon Kim (ph) for Mark Sue. If I could ask two questions. Could you first quantify the contribution from overall 3G sales as a percentage of your active business and where geographically it’s coming from?

     Marty Kittrell — Andrew Corp. — CFO

     I can’t give you that data, just because we don’t really track it in that means. Our active business compared to our passive business, you can use roughly a 50-50 concept of passive versus active. And within active, we don’t really get terribly concerned with what portion is 3G and what portion is 2G. As I’ve stated in the past in conferences and previous calls, we believe we’re well-positioned and perhaps better positioned for 3G opportunities than we were in 2G, just given by the simple fact that Andrew has only been in the active business component business since 2002. Therefore, much of the design activity has been more focused on 3G than it has on 2G operations. But we do well with both and we’re pleased to take orders for GSM, UMTS, 2G and 3G.

     Joon Kim — RBC — Analyst

     So it’s fair to say that it’s a growing share of the active business?

     Ralph Faison — Andrew Corp. — CEO

     Yes, very fair to say that.

     Marty Kittrell — Andrew Corp. — CFO

     It’s where all of our new development take place.

     Ralph Faison — Andrew Corp. — CEO

     And I would say we’re growing share at the OEM level and recently growing share for the appropriate active products — appropriate defined as those that don’t make OEMs angry when we sell them — appropriate active products that we set directly to operators, which is becoming more and more of a portfolio product for operators in 3G environment. So we grow share in both places.

     Joon Kim — RBC — Analyst

     If I could ask a second question. Could you also discuss the competitive environment that it’s maybe pricing price pressure and the rise in competition from Asian vendors? And any thoughts on marketshare shifts and further consolidation?

     Marty Kittrell — Andrew Corp. — CFO

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

     As I mentioned before, broadly and globally, we think we continue to grow share, particularly on the active side. In terms of competition, we have great competitors out there. So it continues to be a strong, competitive market with good competitors across the board. We think we are well positioned, particularly in some of the more hotly competitive markets, such as India and China, with both key OEMs within those markets, such as Huawei. We have a very good relationships, strategic relationship with Huawei, as well as direct to operators in each of those key, more hotly competitive regions.

     Joon Kim — RBC — Analyst

     Thank you.

     Operator

     David Feinberg, Morgan Stanley.

     David Feinberg — Morgan Stanley — Analyst

     Hi, guys. Two questions. On the wireless infrastructure, I know you are not as leveraged to these two carriers, but similar to last year how you saw a slowdown in spending from Cingular/AT&T combo. I would be interested to hear your thoughts on the Sprint/Nextel combo and what impact that might have on your outlook for wireless infrastructure spending? And then another separate question.

     Ralph Faison — Andrew Corp. — CEO

     So you’re correct — we’re not as highly leveraged in those two operators as some of the other operators that have consolidated recently. We do expect in any time you have consolidation for the human factors aspect of being an overall pause in some level of spending and we would expect that to come at some point. Hard to predict when, but what I would say is that with those customers, there is more and more pressure on deploying new networks, particularly with spectrum swaps, spectrum consolidation, unit consolidation, so that the speed at which they will spend is greater and we’re seeing some of that as we speak. Some of the active components that we’ve been mentioning on the call, while we won’t give specific data or announcements, some of the active components go to some of those operators that are consolidating as they look at how creative ways to better maximize their bandwidth to key spectrum opportunities.

     David Feinberg — Morgan Stanley — Analyst

     Great, thank you. And then separate question on the satellite business, following up on some of Rich’s questions earlier on. Is the business that you’re walking away from because it’s low margin the same business over the last two quarters that you needed to ramp up for quickly because you saw experienced undue demand? And if so, what has changed now because that same business impacted your margins earlier on that now you’re choosing to walk away from it, or am I confusing two businesses?

     Ralph Faison — Andrew Corp. — CEO

     No, same business. And as I said earlier, the cycles in this business we have — the reason we entered this space is we see far more complex designs being required for the applications, particularly at the consumer level as you do satellite opportunities that do both current local channels as well as traditional satellite channels, things of that sort, you get a much more complex design. As these complex designs are in demand, our leverageable R&D capabilities put us in a market leadership position to deliver faster, more complex designs. As those designs are in field for 12, 18 months or so, other slower R&D houses, competitors, come in as the design in stabilized and can call it copy and/or get their designs up to speed, in terms of market.

As that happens, greater price competition comes into being. And in this particular instance, we’ve chosen to pull back from some of that in terms of the volume we were shipping. And as I mentioned earlier on the previous question, we think we will smooth that cycle as we get our operations more efficient so that we will make great value out of this business by, one, being able to leverage our R&D to be the early entrant into new design for these that gives us in the product lifecycle some early adopter capability, as well as lengthen our participation in that product lifecycle is we become more cost competitive with more cost efficient operations in China and Mexico.

     Marty Kittrell — Andrew Corp. — CFO

     And typically, customers in that segment want more than one supplier anyway. They like having a second source of supply, and that gives them the ability to leverage pricing as well. So as additional competitors come in, then we’re going to focus our energies on the next generation.

     David Feinberg — Morgan Stanley — Analyst

     Thank you very much.

     Operator

     Michael Ounjian, Credit Suisse First Boston.

     Michael Ounjian — Credit Suisse First Boston — Analyst

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

     Great, thank you. Just two questions. I just wanted to get an update on the status of trying to pass along some of the price increases in the cable business, given the increased copper prices. And second, just wanted to see if I could get some color on the impact on gross margins for some of the new technology you talked about, particularly the remote electrical downtilt in the antenna business. I just wanted to see if that’s something we should expect to have a meaningful impact, or it’s just something that’s more modest within the next few quarters?

     Ralph Faison — Andrew Corp. — CEO

     Let’s start with your first question first. As we said in the I believe September call, I believe that was the quarter where we announced price increases. Given contract situations, purchase contract periods with our customers, we did not expect to see the result of that price increase in earnest until the March quarter. So we are still there in terms of watching for whatever impact will come through in that price increase action that we took. So we will be able to report with a little more detail and observation on that at the March quarter call.

As far as margins associated and continued improvement in antennas in all businesses, the confidence we have in continued gross margin improvement is facilitated by a number of activities. We have talked about greater efficiencies of operations as we complete moves. as we move things like the filter supply chain from Italy to China, so we talked about those operations. But also, new products do play in a factor, specifically remote electrical downtilt antennas, we see better margin participation rate there than in our current line of products and are optimistic as those new products and new technology grow out.

Given our R&D leverage, you know we spend around 100 million plus on R&D each year, which is significantly more than any of our competitors, we think that leverage does drive greater sustainable gross margin performance than comparable other competitors due to the fact that we’ve come out with technology such as remote electrical downtilt where we have a significantly lead and an intellectual property portfolio that many and most of our competitors license from us.

     Michael Ounjian — Credit Suisse First Boston — Analyst

     Great, thanks Ralph.

     Operator

     Ken Muth, Robert W. Baird.

     Ken Muth — Robert W. Baird — Analyst

     Your comments earlier about the 3G licenses perhaps in Asia happening in the second half of ‘05, does that give you greater confidence in looking at that region in the last couple of quarters running a little bit flat here and down from some previous quarters? Do you expect the Asia territory to pick up for you guys?

     Ralph Faison — Andrew Corp. — CEO

     Yes, I do. Predicting that to a specific quarter as usual with our visibility is hard to do. But if you look at any time we have major technology shifts, preceding the shift you see a bit of pause or hesitation on investing in old technology when you know that a new technology is eminently coming. So post the announcement of 3G licenses and whatever structure results from that in China, we will have a good bit more visibility. But undoubtedly, we will see an enhanced or an increased spend as we’ve seen in other regions — Europe and now North America. Perhaps a little more accelerated in China is my personal opinion, given the fact that the 2008 Olympics will drive a need to from a — let’s call it a PR perspective — to have a world-class wireless system comparable to or greater than North America and Western Europe.

     Ken Muth — Robert W. Baird — Analyst

     And a quick housekeeping. On your revenue category that you’re giving now, do you still intend to, in your annual report, to break it down more by the antennas, base stations, cables, networks and wireless innovations?

     Ralph Faison — Andrew Corp. — CEO

     Yes.

     Ken Muth — Robert W. Baird — Analyst

     So once a year, you’ll still give that kind of breakdown?

     Ralph Faison — Andrew Corp. — CEO

     Yes. We do that actually twice a year. We do it at the analyst conference (multiple speakers) and then in the 10-K at the end of the year.

     Ken Muth — Robert W. Baird — Analyst

     Last quick one on the margin side. Do have any noticeable difference in gross margins on the active side for a 3G product versus 2G, or are they pretty similar?

     Ralph Faison — Andrew Corp. — CEO

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

     It will vary product by product, customer by customer. In general, what would say, depending upon market in general, we expect any time new products come out, once those products have reached volume ramp of course, let me qualify there — once those have reached ramps, we’d seen better and better gross margins.

     Ken Muth — Robert W. Baird — Analyst

     Great, thank you.

     Operator

     Larry Harris, Oppenheimer.

     Larry Harris — Oppenheimer — Analyst

     Thank you and congratulations on some good results on the quarter. What is your current thoughts with respect to capital expenditures in fiscal 2005?

     Ralph Faison — Andrew Corp. — CEO

     You’re talking about our capital expenditures (multiple speakers) capital expenditures?

     Larry Harris — Oppenheimer — Analyst

     Yes.

     Marty Kittrell — Andrew Corp. — CFO

     If you look, we’ve spent about $14 million on capital in the quarter. Depreciation was just a little bit over that at about 14.4 million. Those are pretty good run rates for the balance of the year. If anything, CapEx might decline a little bit from that first-quarter number, and we would expect that depreciation would exceed capital spending for Andrew for the year.

     Larry Harris — Oppenheimer — Analyst

     Understood. And with respect to the integrated products, I assume you’re still working with Samsung and EVDV application. Are there any other customers at this point? Any new items to report?

     Ralph Faison — Andrew Corp. — CEO

     We have several customers that we’re working integrated products and more radio type radio-based products. You may have noted Samsung’s announcement two months ago, maybe a month ago, KDDI, and they’re selling their Version 5 base station there in that one, so we like that traction. We’ve been patiently awaiting some wins with Samsung and we’re very pleased with that. Other OEMs are following suit with integrated type products. As you have seen, Larry, from us in the past, we’re quite conservative in maintaining the trust bond with our customers that we don’t announce specific customer wins and not. But I can tell you I am pleased with the penetration that we’re getting on our integrated products. I’m never happy with the speed at which this market moves. I would like to see it move faster there, but it certainly is a trend that is indisputable, in terms of how it will eventually come out, and we’re well positioned there.

     Larry Harris — Oppenheimer — Analyst

     So if your products do work on protocols beyond DVDV?

     Ralph Faison — Andrew Corp. — CEO

     Yes. We have integrated projects looking across the 3G environment.

     Larry Harris — Oppenheimer — Analyst

     Great. Okay, thank you.

     Operator

     James Faucette, Pacific Crest.

     James Faucette — Pacific Crest — Analyst

     Hi, guys. I just wanted to get a little bit better sense if I can. I know that you talked about in the coming quarter that as you fully integrate and have a full quarter of a couple of acquisitions, that your sales and administrative in particular will be up. How should we think about the ability to from that level reduce costs or get better efficiencies as those companies are integrated throughout the course of the remainder of fiscal year 2005?

     Marty Kittrell — Andrew Corp. — CFO

     Well, I think you have to back and look at our operating model. Our stated operating model would say that SG&A will be under 11 percent. And even though we might have an absolute increase in dollars in the March quarter or the June quarter, I think for the full year on an absolute basis, will be below 11 percent of revenues. So you just need to go tweak your model however you want to tweak it, but our target is to be below 11 percent. We think we’ve demonstrated the ability to do that. But obviously to stay below 11 percent and have some absolute increase in dollars would

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

contemplate revenues in the range of our guidance. So go back and tweak the model, but I think it all works.

     James Faucette — Pacific Crest — Analyst

     But after we get past the March quarter, is that kind of the similar thought processes that you might see, depending on the response in different markets, absolute increase in dollars but continued improvements on a percentage of revenue basis?

     Marty Kittrell — Andrew Corp. — CFO

     That’s exactly right. And hopefully in the September/December timeframe, we will have completed all of the primary SAP implementations that we been working on now for the past year. And that will then allow us to get kind of the next round of absolute dollar savings. But a lot depends on revenues, where the revenues come from, like Ralph said earlier in the call, and what our incremental costs are to support those revenues.

     James Faucette — Pacific Crest — Analyst

     Thanks, very helpful, gentlemen.

     Operator

     Bill Choi, Kaufman Brothers.

     Bill Choi — Kaufman Brothers — Analyst

     Thank you. I just wanted to check my math on a couple of things, particularly on satellite communications. I guess you reported for the fiscal ‘04 $209 million in revenue. And by my math, it looks like that revenue probably declined by 50 percent sequentially. Can you just talk about whether I am in the ballpark, what kind of sequential decline you’ve seen in that business?

     Marty Kittrell — Andrew Corp. — CFO

     When you say 50 percent sequentially, you’re talking about compared to Q4?

     Bill Choi — Kaufman Brothers — Analyst

     Yes, again September. It’s just some kind of math I’ve been running here, but the number obviously you guys have published is 209 million for September fiscal year ‘04.

     Marty Kittrell — Andrew Corp. — CFO

     No, let’s see. I would imagine that the September quarter was in the range of $60 or $65 million of Satcom revenues. So if you say 60 to 65 million down to 49 million, call it, what’s that 20?

     Ralph Faison — Andrew Corp. — CEO

     50 percent.

     Bill Choi — Kaufman Brothers — Analyst

     It’s a 40 percent decline. Okay. The other thing I wanted to check —.

     Marty Kittrell — Andrew Corp. — CFO

     I don’t think it’s quite that high, right Bill?

     Bill Choi — Kaufman Brothers — Analyst

     Well, if you take 65, I guess. So what 39 over (multiple speakers).

     Marty Kittrell — Andrew Corp. — CFO

     25 percent decline from the September quarter.

     Bill Choi — Kaufman Brothers — Analyst

     Okay. The other thing I wanted to check is when you look at the backlog, you ended the quarter with $305 million. If you do the math from previous backlog, add in the bookings and subtract revenue, you get to about 280 million. Can you just talk about whether that 25 million differential is pretty much all the acquisitions? How typically, how many quarters are typically included in your backlog? What’s the length of the backlog orders?

     Marty Kittrell — Andrew Corp. — CFO

     I don’t know. We have to look at your roll-forward and backlog to understand what you did or didn’t do. But 305 million is down obviously, down both sequentially and from the prior year. It’s down because of Satcom and it’s down because of network solutions. So we don’t necessarily draw any conclusions from that because, as Ralph indicated, we decided to manage our way out of some programs at Satcom. And on network solutions, as we’ve said repeatedly, that business actually peaked back in 2003, so we’ve been working off of backlog, although it tends to be lumpy some time since then.

     Bill Choi — Kaufman Brothers — Analyst

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

     Didn’t you report 300 million in backlog last quarter?

     Marty Kittrell — Andrew Corp. — CFO

     You might be not accounting correctly for currency. You have to look at the impact of currency on backlog. Currency might have had a $10 to $15 million effect, and then picking up the American Power conversion backlog probably in the $12, $14 million range as well. So between currency and American Power, those are probably be reconciling items you need.

     Bill Choi — Kaufman Brothers — Analyst

     That’s helpful. How long — how many months or quarters does the orders that you include in backlog typically extend to?

     Marty Kittrell — Andrew Corp. — CFO

     Let me have Mark address that. How much of our backlog (indiscernible) next quarter?

     Mark Olson — Andrew Corp. — CAO

     Bill, what we typically have is entering a quarter, we have approximately half of it in backlog. So some of our projects might extend out several quarters after that, but most of it (multiple speakers) is infrastructure.

     Bill Choi — Kaufman Brothers — Analyst

     Okay, that’s great. And then one final question, just wanted to get some additional information on the network solutions business. Obviously, there’s a lot of work being done into the AT&T Wireless territories, site serving and so forth. You acquired Allen Telecom’s engineering and planning business. Can you just talk about the outlook for that business, given that e-911 (ph) hardware sales should still be down year-over-year?

     Ralph Faison — Andrew Corp. — CEO

     As we have always guided, at the time we acquired Allen and its continued — in fact, that’s one of the businesses that we’ve been very pleased with our visibility and forecast in terms of its decline. It is declining in line with what we expected, it continued to decline in this quarter versus September quarter as what we expected on the principal part of the network solutions business today, which is the e-911 business. But now, if you have noticed some of the acquisitions that we have done over the past year is focused on network solutions business as well in areas of, as you mentioned for, test and measurement of a network, optimization software, services associated with the network. Xenicom certainly adds to that business both at the top and bottom line for Andrew from a corporate margin average perspective. So we continue to be focused on growing the overall network solutions business and we continue to see what we expect in a pretty predictable way the decline of the e-911 product associated within network solutions.

     Bill Choi — Kaufman Brothers — Analyst

     But would you still believe that there would be a year-over-year decline in that segment for all of 2005?

     Ralph Faison — Andrew Corp. — CEO

     In the e-911? Yes.

     Marty Kittrell — Andrew Corp. — CFO

     That’s the guidance we’ve given. Now, we’ve also said in the next breath that — and we’ve proved by this Xenicom deal — that we’re actively looking at opportunities to add products to that group so that we can offset the topline effect. I don’t think Ralph mentioned, but I will mention, they’re are also, we believe, not mandated by an FCC equivalent, but there are opportunities internationally for those products, location-based products, and we are working a number of international opportunities in that regard.

     Bill Choi — Kaufman Brothers — Analyst

     Okay, thank you.

     Operator

     Brian Modoff, Deutsche Bank.

     Brian Modoff — Deutsche Bank — Analyst

     A couple more questions. What percentage of your revenues — we definitely grew from what you’ve been saying about the need for more active elements and the fact that in 2G, it was internalized and it has been outsourced in 3G. What percentage of your revenues is active elements? And that, I mean base station subsystems and coverage systems that wouldn’t count electrically steerable downtilt antennas as part of that?

     Ralph Faison — Andrew Corp. — CEO

     Brian, it would be around 50 percent — 50 percent passive, 50 percent active, with active growing at a faster rate as we mentioned earlier than passive.

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

     Brian Modoff — Deutsche Bank — Analyst

     If you were to look out in Q4 this year, what percent of your revenues do you think would be — what do you think the breakdown would be at that point?

     Ralph Faison — Andrew Corp. — CEO

     It will continue to grow. If you look at the transition, go back to 2002, we were virtually 100 percent passive. So if you look at that factor, I don’t think we will continue to grow at that rate, given that we’re starting to penetrate nicely virtually every OEM. And now this quarter, we have seen some nice wins associated with direct-to-operator appropriate active components. So I’d see that continue to grow, and maybe it hit 60/40 basis within the next 12 months or so.

     Brian Modoff — Deutsche Bank — Analyst

     And then back on the satcom stuff, it sounds like it’s a business that has been a bit more aggressive on the pricing side than perhaps you originally anticipated it would be coming in. Do you see technology changing that rapidly enough for you to be able to stay say 12 months ahead of these kind of price bombers that are coming to the market after you?

     Ralph Faison — Andrew Corp. — CEO

     I wish I could blame it all on the competitors in the market. I think the market has been — is and continues to be consistent on its competitiveness. As we’ve been quite straightforward about throughout this past year, it’s a new game for us and I don’t think we’ve executed as well as we should. We have plans in place, we’ve learned a lot and I think we will continue to improve and execute better in the market. I would not leave you with the impression that we were surprised by the price aggressive nature of competition or others. I think we called that one well. We have seen it come through I guess in the range of predictable. What we have not done well is executed as well and moved as fast as I would’ve liked for us to move in terms of getting to China, Mexico, that sort of thing. We’re committed to do so. It’s something we’re proven in the past. We just need to in a new market in a new arena for us to play, we’ve had some growing pains in ‘04 and we intend to stay resolute on that improvement throughout ‘05 and we will see that improvement coming.

     Marty Kittrell — Andrew Corp. — CFO

     I think we also had some management focus in ‘04 that was spread too thin, and that resulted in the restructuring of our product groups at the end of the year with a sole focus on Satcom and our passive wireless infrastructure antennas moving over into being combined with the cable group. And we believe there will be significant management benefit (technical difficulty) revised structure in ‘05.

     Ralph Faison — Andrew Corp. — CEO

     Brian, one last point. You may have also noted a recent management change there. Jude Panetta (ph) took over as the President of Satcom this past quarter. Jude was running — he was the general manager of our amplifier business since ‘02. And the price pressure associated with that market and his continued improvement in growing of gross margin percentage performance in that arena certainly put forth a great talent to approach this (technical difficulty). So we’re quite pleased to have Jude on board driving the Satcom business.

     Brian Modoff — Deutsche Bank — Analyst

     Thanks.

     Operator

     There are no further questions.

     Ralph Faison — Andrew Corp. — CEO

     Thank you, operator, and thank you everyone for participation in the Andrew call, and we look forward to talking to you next time.

     Operator

     Thank you. Ladies and gentlemen, this concludes today’s teleconference. Thank you for participating. You may now disconnect.

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Final Transcript
ANDW — Q1 2005 ANDREW CORP Earnings Conference Call

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